Exhibit 18.2

August 6, 2009

Board of Directors

Delmarva Power & Light Company

800 King Street

Wilmington, DE 19899

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Quarterly Report on Form 10-Q of Delmarva Power & Light Company (the Company) for the period ended June 30, 2009. Note 2 therein describes a change in accounting principle relating to the change in the date of the annual goodwill impairment test under Statement of Financial Accounting Standards No.142, Goodwill and Other Intangible Assets (FAS 142). It should be understood that the preferability of one acceptable method of accounting over another for the change in the date of the annual goodwill impairment test under FAS 142 has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2008. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Washington, DC